Exhibit 4.1

ThIS SUBORDINATED CONVERTIBLE DEBENTURE AND SUCH OTHER SECURITIES ISSUABLE UPON CONVERSION HEREOF have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the issuer that an exemption from registration under the Securities Act and any applicable state securities laws is available.

APPRECIATE HOLDINGS, INC.

Series 1 Subordinated Convertible Debenture

[$_________ Principal Value]	Minneapolis, MN
[$_________ OID Value]	March ___, 2023

FOR VALUE RECEIVED, the undersigned, Appreciate Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [___________], or its successors and registered assigns (“Purchaser”), the principal sum of [_________________ and __/100 Dollars ($________.__)], on the earlier of (i) 364 days from the date hereof (“Maturity Date”) or (ii) immediately upon earlier acceleration in accordance with Section 5 hereof, unless this Subordinated Convertible Debenture (this “Debenture”) is converted pursuant to a conversion, as set forth in Section 1 of this Debenture (“Conversion”), prior to the Maturity Date. The Company is issuing this Debenture pursuant to an offering of up to Two Million Five Hundred Thousand and No/100 ($2,500,000.00) (subject to increase by the Company and the Collateral Agent) in aggregate principal amount of Subordinated Convertible Debentures of like tenor (such Debentures, the “Series 1 Convertible Debentures”), the Series 1 Convertible Debentures are being issued at a 66.667% original issue discount (OID), and, as a result, Purchaser has invested [[_________________ and __/100 Dollars ($________.__)] in consideration for this Debenture. As a result of the OID, this Debenture shall not bear interest.

1. Conversion Rights.

(a) Mandatory Conversion. In the event the Company issues and sells any Equity Securities with an aggregate sales price of not less than Twenty Five Million Dollars ($25,000,000), excluding amounts received upon the conversion of the Debentures and any other convertible securities of the Company, to investors prior to the repayment or conversion of this Debenture in a single or series of related offerings or other financings (a “Qualified Financing”), then the outstanding principal amount of this Debenture shall automatically convert without any further action by Purchaser or Collateral Agent upon the closing of such Qualified Financing, into the same Equity Securities offered in connection with such Qualified Financing of the Company. As used herein, “Equity Securities” shall mean any equity securities, and securities convertible into or exchangeable for equity securities, of any class or series of the Company, except that such defined term shall not include any security granted, issued and/or sold by the Company to any employee, consultant or other service provider of the Company in such capacity. Upon such conversion of this Debenture, Purchaser hereby agrees to execute and deliver to the Company any and all transaction documents related to the Qualified Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a 180-day lock-up agreement), and having the same terms as those agreements entered into by the investors purchasing Equity Securities in the Qualified Financing and Purchaser shall receive the same rights as all other investors purchasing Equity Securities in the Qualified Financing, except as it relates to any board representation and observer rights may vary among holders of the Company’s Equity Securities and will be as set forth in the applicable transaction documents. Purchaser and Collateral Agent also agree to deliver the original of this Debenture (or a notice to the effect that the original Debenture has been lost, stolen or destroyed and an agreement acceptable to the Company whereby Purchaser agrees to indemnify the Company from any loss incurred by it in connection with this Debenture) at the closing of the Qualified Financing for cancellation.

(b) Voluntary Conversion. In the event that this Debenture has not matured or converted pursuant to Section 1(a), the Debenture may be converted upon the approval of the Collateral Agent and the Majority Investors into Equity Securities of the Company in connection with the issuance of any Equity Securities (other than a Qualified Financing) occurring any time after the date hereof on the same terms as those agreements entered into by the investors purchasing Equity Securities in connection with such other issuance, and Purchaser shall receive the same rights as other investors purchasing Equity Securities in connection with such other issuance, except as it relates to any board representation and observer rights may vary among holders of the Company’s Equity Securities and will be as set forth in the applicable transaction documents. “Majority Investors” shall mean the purchasers of the Series 1 Convertible Debentures holding at least fifty percent (50%) of the outstanding principal amount of all Debentures issued.

(c) Fractional Equity Securities; Interest. No fractional Equity Securities shall be issued upon conversion of this Debenture. In lieu of the Company issuing any fractional Equity Securities to Purchaser upon the conversion of this Debenture, the Company may, in its sole discretion, issue to Purchaser an additional Equity Security (i.e. common stock).

(d) Effect of Conversion. Upon conversion of this Debenture in full and the payment of any amounts specified in this Section 1, the Company shall be forever released from all its obligations and liabilities under this Debenture. Upon satisfaction of the conditions set forth in Section 1, this Debenture shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this section.

2. Surrender of Debenture. As promptly as practicable after the date of the conversion of this Debenture (the “Conversion Date”) the Company shall reflect the conversion on the books of the Company, in accordance with the provisions hereof. Such conversion shall be deemed to have been made on the Conversion Date and Purchaser in whose name any conversion interest pursuant to Section 1(a) or 1(b), as applicable, hereof shall be issuable shall be deemed to have become the holder of record of such conversion interest on the Conversion Date.

3. Payment; Prepayment. If all amounts owing under this Debenture have not previously been converted in accordance with Section 1 of this Debenture, the entire outstanding principal amount of this Debenture shall be due and payable on the Maturity Date; provided that the Collateral Agent, with the written consent of the Majority Investors and the Company, shall be entitled to extend the Maturity Date. Principal may be prepaid by the Company in whole or in part without premium or penalty; provided that the Company shall give to Purchaser at least twenty (20) calendar days’ notice of its intent to pay the principal amount, in whole or in part, during which time Purchaser may exercise his, her or its conversion rights as set forth in this Debenture.

4. Debentures Pari Passu. Each of the Series 1 Convertible Debentures shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other document payable on account of principal on the Series 1 Convertible Debentures shall be paid and applied ratably and proportionately on all outstanding Series 1 Convertible Debentures on the basis of their original principal amount.

5. Events of Default. The entire unpaid principal amount of this Debenture shall become and be immediately due and payable upon written demand of [_________________], as Collateral Agent on behalf of Purchaser and other purchasers of the Series 1 Convertible Debentures (the “Collateral Agent”), if any Event of Default shall occur and be continuing (which is not cured within any applicable cure period). The Company shall be in default hereunder upon the happening of any of the following events or conditions (each such event or condition hereinafter referred to as an “Event of Default”):

(a) the Company shall fail to pay within ten (10) days following written notice from Purchaser to the Company of the date due any principal or other payments due under this Debenture;

(b) the Company shall default in the due and timely performance of any term, condition, or covenant contained in this Debenture, other than as provided in subsection (a) above, which default is not cured within thirty (30) days following written notice from Purchaser to the Company;

(c) the Company shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(d) any involuntary proceeding shall be commenced against the Company seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

6. Transfer or Exchange. Whenever this Debenture shall be surrendered at the address provided in Section 14 below, or any other address that the Company specifies to Purchaser in writing, for transfer or exchange, accompanied by (i) a written instrument of transfer duly executed by Purchaser (or its duly authorized attorney in writing), and if requested by the Company, (ii) an opinion of counsel establishing that the transfer is exempt from the registration requirements of state and federal securities laws, the Company shall execute and deliver in exchange therefore a new Debenture or Debentures (dated effective as of the date hereof), as may be requested by the transferee, in the same aggregate unpaid principal amount and payable on the same date as the principal amount of the Debenture or Debentures so surrendered.

7. Loss or Destruction of Debenture. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Debenture and of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Debenture (in case of mutilation), the Company will make and deliver in lieu of this Debenture a new Debenture of like tenor and unpaid principal amount and dated as of the date of delivery of such new Debenture.

8. Waiver; Presentment. The Company and each surety, guarantor, endorser, and other party liable for payment of any sums of money payable on this Debenture, jointly and severally, waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and hereby fully consents to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Debenture, all without prejudice to Purchaser. Purchaser shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Debenture, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

9. Security Agreement. The obligations under this Debenture are secured pursuant to the terms of a Security Agreement by the Company in favor of Collateral Agent on behalf of each Purchaser, dated effective as of the date hereof (the “Security Agreement”).

10. Issuance of Warrants. In connection with this Debenture, Purchaser shall also receive warrants (the “Warrants”), to purchase [_____] shares of the Company’s Class A common stock, par value $0.0001 per share, which shall have an original exercise price of $5.00 per share of fully-paid and non-assessable shares (or equivalent equity interests) of the Company’s capital stock. Such warrant shall be in substantially in the form as attached hereto as Exhibit A.

11. Successors and Assigns. This Debenture, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, Purchaser, and their respective heirs, successors and assigns.

12. Seniority; Subordination. This Debenture is subject to the terms of a subordination agreement (the “Subordination Agreement”), of even date hereof, executed and delivered by Purchaser in favor of St. Cloud Capital Partners III SBIC, LP (or one of its Affiliates) (the “Senior Lender”), under which payment of this Debenture is expressly subordinated to liabilities in favor of the Senior Lender in the manner and to the extent provided in the Subordination Agreement. In the event that any other lender provides replacement financing for some or all of the debt financed by the Senior Lender, the Purchaser agrees to enter into and become bound by one or more commercially reasonable subordination agreements in favor of such replacement lender(s), whereupon payment of this Debenture shall also be subordinated to such replacement financing in the manner and to the extent provided in any additional or replacement Subordination Agreement. In addition, if Borrower desires to secure additional financing from an institutional lender to finance the operation or expansion of the Business and such lender requires the subordination of this Debenture as a condition to providing such financing, then Purchaser agrees to not unreasonably withhold its consent to such subordination and execution of a corresponding subordination agreement.

13. Currency. All payments shall be made in the currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

14. Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (i) in person, (ii) by facsimile or email, (iii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, or (iv) by United States certified mail, postage prepaid and return receipt requested, as follows:

if to the Company, to:

Appreciate Holdings, Inc.

Attn: Chris Laurence

6101 Baker Rd, Suite 200

Minnetonka, Minnesota 55345

with a copy (which will not constitute notice) to:

Winthrop & Weinstine, P.A.

Attn: Dean D. Willer

225 South Sixth Street, Suite 3500

Minneapolis, MN 55402

if to Purchaser, to the address set forth on the signature page hereto.

Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if sent by confirmed facsimile or email during normal business hours of the recipient, on the date of delivery and, if not so confirmed, then on the next business day, or (iii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service. Any person entitled to notice may change any address to which notice is to be given to it by giving notice of such change of address as provided in this Section 14. The inability to deliver notice because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made. A party’s authorized counsel may deliver any notice on such party’s behalf.

15. Original Issue Discount. The Company and Purchaser agree (i) that the loan evidenced by the Debenture is debt for federal income tax purposes, (ii) that the Series 1 Convertible Debentures constitute a single debt instrument for purposes of Sections 1271 through 1275 of the Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)), (iii) that such debt instrument is and will be issued with an OID based upon the actual funding of thirty three percent (33%) of the principal amount of the Debenture, and that such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iv) that any calculation by the Company regarding the amount of OID for any accrual period on the Debenture shall be subject to review and reasonable approval of the Collateral Agent, on behalf of Purchaser, and (v) to adhere to this Agreement for federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith. The inclusion of this Section 15 is not an admission by Purchaser that it is subject to United States taxation.

16. Entire Agreement. This Debenture, the Security Agreement, and the Warrants constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

17. Amendments. This Debenture may only be amended or modified in a writing signed by the Company and Collateral Agent, with the written consent of the Majority Investors.

18. Governing Law; Venue. This Debenture shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Debenture shall be heard and determined in any state or federal court sitting in the County of Hennepin, State of Minnesota. The Company and Purchaser expressly and irrevocably, consent and submit to the personal jurisdiction of any of such courts, (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in Section 14 hereof, (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis and (iv) agree not to directly or indirectly bring or assert any claim, action or other proceeding in any jurisdiction or forum other than the state and federal courts sitting in the County of Hennepin, State of Minnesota. The Company and Purchaser agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DEBENTURE AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL IN CONNECTION HEREWITH.

19. Counterparts. This Debenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart. Executed copies of the signature pages of this Debenture sent by facsimile or transmitted electronically in portable document format or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

[No further text appears; signature page follows]

IN WITNESS WHEREOF, this Debenture has been executed and delivered on the date first above written by the duly authorized representative of the Company.

APPRECIATE HOLDINGS, INC.

By:
Name:	Chris Laurence
Its:	Chief Executive Officer

AGREED AND ACCEPTED:

(eNTITY)		(individual)
PURCHASER:	.	PURCHASER:

Signed:		Signed:
Name:		Name:
Its:

Address:	Address:

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